SUPPLEMENT NO. 1
Dated as of July 22, 2013
to
INDENTURE
Dated as of July 22, 2013
between
INTL FCSTONE INC.
and
THE BANK OF NEW YORK MELLON,
as Trustee.
______________________
8.5% Senior Notes due 2020

i

SUPPLEMENT NO. 1, dated as of July 22, 2013, to the Indenture, dated as of July 22, 2013, between INTL FCSTONE INC., a Delaware corporation (hereinafter called the “Company”), and THE BANK OF NEW YORK MELLON, as trustee (the “Trustee”).
RECITALS OF THE COMPANY
WHEREAS, the Company and the Trustee have entered into an Indenture, dated as of July 22, 2013 (the “Base Indenture”);
WHEREAS the Base Indenture provides that Debt Securities are issuable thereunder in one or more series; and in the case of each particular series, the title and designation of the series, the aggregate Principal Amount, the interest rate, the dates on which principal and interest are due, the currency, redemption provisions (if any) of the Debt Securities of such series, as well as such additional provisions as are required or permitted by the Base Indenture, are to be established in or pursuant to a Board Resolution or in an indenture supplemental thereto;
WHEREAS, the Company has duly authorized the execution and delivery of this Supplement No. 1 to establish the provisions and provide for the issuance of its 8.5% Senior Notes due 2020 (the “Notes”) as a series of Debt Securities under the Base Indenture in an initial aggregate Principal Amount of up to $46,000,000;
WHEREAS, the text of the Notes and the Trustee’s Certificate of Authentication to be borne thereby are to be substantially in the form set forth as Appendix A hereto, which constitutes for all purposes a part of this Supplement No. 1; and
WHEREAS, all things necessary (i) to make the Base Indenture, as amended and supplemented by this Supplement No. 1 (as so amended and supplemented, the “Indenture”), a valid, binding and legal agreement of the Company and the Notes, when issued, executed and delivered by the Company and authenticated by the Trustee pursuant to the Indenture, the valid, legal and binding obligations of the Company and (ii) for the creation, execution and issuance of the Notes, subject to the terms of the Indenture, have in all respects been duly authorized.
IN WITNESS WHEREOF, the Company and the Trustee agree that the Indenture shall be supplemented and amended as follows:
ARTICLE 1
Definitions
Section 1.01.    Definitions. Except as otherwise set forth herein, terms defined in the Base Indenture have the same meaning in this Supplement No. 1. The terms defined in this Section 1.01 (except as herein otherwise expressly provided or unless the context otherwise requires) for all purposes of this Supplement No. 1 shall have the respective meanings specified in this Section 1.01. All other terms used in this Supplement No. 1 which are defined in the Trust Indenture Act or which are by reference therein defined in the Securities Act shall have (except as herein otherwise expressly provided or unless the context otherwise requires) the meanings assigned to such terms in said Trust

Indenture Act and in the Securities Act as in force at the date of the execution of this Supplement No. 1. All accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP. All references to such terms herein shall be both to the singular or the plural, as the context so requires. Unless the context otherwise requires, any reference to an “Article” or a “Section” refers to an Article or Section, as the case may be, of this Supplement No. 1. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Supplement No. 1 as a whole and not to any particular Article, Section or other subdivision. The words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation.”
“Additional Notes” has the meaning ascribed to such term in Section 2.01 hereof.
“Attributable Indebtedness” means, with respect to any Person on any date, (a) in respect of any Capital Lease, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease and (c) in respect of any Securitization Transaction, the outstanding principal amount of such financing, after taking into account reserve accounts and making appropriate adjustments, determined by the Chief Financial Officer of the Company in his or her reasonable judgment.
“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” will have a corresponding meaning.
“Board of Directors” means:
(1)    with respect to a corporation, the board of directors of the corporation or, except in the context of the definitions of “Change of Control” and “Continuing Directors,” a duly authorized committee thereof;
(2)    with respect to a partnership, the Board of Directors of the general partner of the partnership; and
(3)    with respect to any other Person, the board or committee of such Person serving a similar function.
“Board Resolution” means a copy of a resolution certified by a Vice President, the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Capital Lease” means, as applied to any Person, any lease of any property by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.
“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP; and the amount of Indebtedness represented thereby at any time shall be the amount of the liability in respect thereof that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.
“Capital Stock” means:
(1)    in the case of a corporation, corporate stock;
(2)    in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
(3)    in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and
(4)    any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person;
but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.
“Change of Control” means the occurrence of any of the following:
(1)    the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties and assets (including Capital Stock of the Subsidiaries of the Company) of the Company and its Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d) of the Exchange Act), other than to any Permitted Holder;
(2)    the adoption of a plan relating to the liquidation or dissolution of the Company;
(3)    any “person” or “group” (as such terms are used in Sections 13(d) of the Exchange Act), other than the Permitted Holders, becomes the Beneficial Owner, directly or indirectly, of 50% or more of the voting power of the Voting Stock of the Company and (ii) the Permitted Holders are not the Beneficial Owners of a larger percentage of the voting power of such Voting Stock than such person or group;
(4)    the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or
(5)    the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock of the surviving or transferee Person constituting a majority of the voting power of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) and (B) immediately after such transaction, no “person” or “group” (as such terms are used in Section 13(d) of the Exchange Act), other than the Permitted Holders, becomes, directly or indirectly, the Beneficial Owner of 50% or more of the voting power of the Voting Stock of the surviving or transferee Person.
“Change of Control Offer” has the meaning ascribed to such term in Section 4.04 herein.
“Change of Control Payment” has the meaning ascribed to such term in Section 4.04 herein.
“Change of Control Settlement Date” has the meaning ascribed to such term in Section 4.04 herein.
“Company” means the party named as the “Company” in the first paragraph of this Supplement No. 1 until a successor replaces it pursuant to the applicable provisions of this Supplement No. 1 and, thereafter, shall mean such successor. The forgoing sentence shall likewise apply to any subsequent such successor or successors.
“Company Debt Security” or “Company Debt Securities” means any Indebtedness represented by bonds, notes, debentures or other forms or types of Indebtedness that are deemed to be “securities” under the Securities Act of 1933, as amended, and the rules, regulations and interpretations of the Commission promulgated as of the Issue Date thereunder, whether convertible or non-convertible, secured or unsecured, senior or subordinated, registered or unregistered, in certificated, global or book-entry form, outstanding on the Issue Date or anytime thereafter. Without limiting the foregoing and for the avoidance of doubt, Indebtedness represented by term loans, revolving credit loans and letters of credit under credit agreements or other facilities with banks or other institutional lenders shall not be deemed Company Debt Securities.
“Consolidated EBITDA” means, for any period, for the Company and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus the following to the extent deducted in calculating such Consolidated Net Income:
(1)    Consolidated Interest Charges for such period,
(2)    the provision for federal, state, local and foreign income taxes payable for such period, and
(3)    the amount of depreciation and amortization expense for such period.
“Consolidated Interest Charges” means, for any period, for the Company and its Subsidiaries on a consolidated basis, an amount equal to the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, plus (b) the portion of rent expense with respect to such period under Capital Leases that is treated as interest in accordance with GAAP plus (c) the implied interest component of Synthetic Leases with respect to such period.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the most recently completed four fiscal quarters to (b) Consolidated Interest Charges for such period. For purposes of calculating the Consolidated Interest Coverage Ratio:
(1)    in the event that the Company or any Subsidiary Incurs, repays, repurchases or redeems any Indebtedness or issues, repurchases or redeems Preferred Stock subsequent to the commencement of the period for which the Consolidated Interest Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Consolidated Interest Coverage Ratio is made (the “Calculation Date”), then the Consolidated Interest Coverage Ratio will be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Preferred Stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of such period;
(2)    acquisitions and dispositions of business entities or property and assets constituting a division or line of business of any Person that have been made by the Company or any Subsidiary (or by any Person that has subsequently become a Subsidiary of the Company or has subsequently merged or consolidated with or into the Company or any Subsidiary), including through mergers or consolidations, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, after giving effect to any Pro Forma Cost Savings;
(3)    the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, will be excluded;
(4)    the Consolidated Interest Charges attributable to discontinued operations, as determined in accordance with GAAP, will be excluded, but only to the extent that the obligations giving rise to such Consolidated Interest Charges will not be obligations of the Company or any Subsidiary following the Calculation Date;
(5)    whenever pro forma effect is to be given to an acquisition or disposition, the amount of Consolidated EBITDA relating thereto and the amount of Consolidated Interest Charges associated with any Indebtedness Incurred in connection therewith, unless otherwise specified, the pro forma calculations will be made in compliance with Article 11 of Regulation S-X under the Securities Act, as determined in good faith by a responsible financial or accounting officer of the Company;
(6)    Consolidated Interest Charges attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate will be computed as if the base interest rate in effect for such floating or fluctuating rate of interest on the Calculation Date were in effect for the whole period (taking into account any interest rate option, swap, cap or similar agreement applicable to such Indebtedness if such agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period; and

(7)    Consolidated Interest Charges attributable to interest on any Indebtedness Incurred under a revolving credit facility computed on a pro forma basis will be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation to the extent that such Indebtedness was Incurred solely for working capital purposes.
“Consolidated Net Income” means, for any period, for the Company and its Subsidiaries on a consolidated basis, the net income for that period as determined in accordance with GAAP; provided, however, that: (i) to the extent that any portion of the commodity inventory of the Company and its Subsidiaries is valued pursuant to GAAP at the end of any period at other than market value, then the Consolidated Net Income at the end of such period will be increased by the amount of any unrealized gains, after a notional tax charge, or decreased by the amount of any unrealized losses, after a notional tax benefit, which the Company or any of its Subsidiaries would have recognized if such commodity inventory had been valued at market value; (ii) to the extent that any changes in the estimated values of forward commitments to purchase and sell commodities are not reflected in Consolidated Net Income under GAAP at the end of any period, then the Consolidated Net Income at the end of such period will be adjusted to reflect such changes, and (iii) there shall not be included in (or shall not be deducted in determining, as the case may be) such Consolidated Net Income, without duplication:
(1)    any net after-tax extraordinary gain or loss;
(2)    any net gain or loss realized upon the sale or other disposition of any property of such Person or any of its consolidated Subsidiaries (including pursuant to any sale and leaseback transaction) that is not sold or otherwise disposed of in the ordinary course of business;
(3)    the cumulative effect of a change in accounting principles;
(4)    any non-cash compensation expense realized for grants of stock appreciation or similar rights, stock options, Capital Stock or other rights to officers, directors and employees of such Person or a Subsidiary of such Person;
(5)    to the extent non-cash, any unusual, non-operating or non-recurring gain or loss;
(6)    any cash or non-cash expenses directly attributable to the closing of line of business;
(7)    any non-cash impairment charge or asset write-off, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP;
(8)    expenses or charges (whether cash or non-cash) relating to the refinancing or repayment of Indebtedness or issuance of equity interests, including the write-off of deferred refinancing costs and any premiums relating to such refinancing or repayment of such Person, to the extent such charges would otherwise have been deducted in computing such Consolidated Net Income; and

(9)    gains or losses due to fluctuations in currency values and the related tax effect.
“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:
(1)    was a member of such Board of Directors on the Issue Date; or
(2)    was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.
“Credit Facilities” means, one or more debt facilities (including, without limitation, the Existing Credit Agreements), commercial paper facilities or indentures, in each case with banks or other institutional lenders or a trustee, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or issuances of debt securities, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.
“Depository” has the meaning ascribed to such term in Section 2.01.
“Disqualified Stock” means any Capital Stock that, by its terms, by the terms of any security into which it is convertible, or for which it is exchangeable, or by contract or otherwise, is, or upon the happening of any event or passage of time would be, required to be redeemed on or prior to the date that is 91st day after the Stated Maturity of the Notes, or is redeemable at the option of the holder thereof, or is convertible into or exchangeable for debt securities in any such case on or prior to such date; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders the right to require the issuer thereof to repurchase or redeem such Capital Stock upon the occurrence of a change of control occurring prior to the 91st day after the Stated Maturity of the Notes shall not constitute Disqualified Stock if the change of control provisions applicable to such Disqualified Stock are no more favorable to the holders of such Disqualified Stock than the provisions of the Indenture with respect to a Change of Control and such Disqualified Stock specifically provides that the issuer thereof will not repurchase or redeem any such Capital Stock pursuant to such provisions prior to the Company’s completing a Change of Control Offer. The term “Disqualified Stock” will also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the 91st day after the Stated Maturity of the Notes.
“Dollars” means the coin or currency of the United States of America which as of the time of payment is legal tender for the payment of public and private debts.
“Event of Default” has the meaning specified in Section 5.01.
“Existing Credit Agreements” means collectively:
(1)    that certain Amended and Restated Credit Agreement, dated September 22, 2010, by and between INTL Commodities, Inc., as borrower, the lenders party thereto, BNP Paribas Securities Corp., ABN AMRO Bank N.V. and Coöperatieve Centrale Raiffeisen-

Boerenleenbank B.A., “Rabobank Nederland,” New York Branch, as Joint Lead Arrangers and Joint Bookrunners, and BNP Paribas, as Administrative Agent;
(2)    that certain Credit Agreement, dated October 1, 2010, by and between the Company and INTL Global Currencies Limited, as borrowers, the guarantors party thereto, the lenders party thereto, Banc of America Securities LLC, as Sole Lead Arranger and Book Manager, and Bank of America, N.A., as Administrative Agent;
(3)    that certain Amended and Restated Credit Agreement, dated June 21, 2010, by and between FCStone, LLC, as borrower, the guarantors party thereto, the lenders party thereto, BMO Capital Markets, as Sole-Lead Arranger and Book Runner, and Bank of Montreal, as Administrative Agent; and
(4)    that certain Credit Agreement, dated August 10, 2012, by and between FCStone Merchant Services, LLC, as borrower, the guarantors party thereto, the lenders party thereto, BMO Capital Markets, as Sole Lead Arranger and Sole Book Runner, and Bank of Montreal, as Administrative Agent;
in each case, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced from time to time, regardless of whether such amendment, restatement, modification, renewal, refunding, replacement or refinancing is with the same financial institutions or otherwise.
“Existing Indebtedness” means the aggregate amount of Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Existing Credit Agreements or under the Notes) in existence on the Issue Date.
“Fair Market Value” means, with respect to any property, the price that could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined, except as otherwise provided, (a) if such property has a Fair Market Value equal to or less than $10 million, by any Officer of the Company, or (b) if such property has a Fair Market Value in excess of $10 million, by a majority of the Board of Directors of the Company and evidenced by a Board Resolution.
“GAAP” means generally accepted accounting principles in the United States, which are in effect from time to time.
“Guarantee” means, as to any Person, a guarantee, direct or indirect, in any manner, including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness of another Person, but excluding endorsements for collection or deposit in the normal course of business.
“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)    any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement;
(2)    any commodity forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement;
(3)    any foreign exchange contract, currency swap agreement or other similar agreement or arrangement; or
(4)     any other Swap Contract.
“Holder” means any Person in whose name a Note is registered in the Note register.
“Incur” means, with respect to any Indebtedness of any Person, to incur, create, issue, assume, Guarantee or otherwise become directly or indirectly liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness (and “Incurrence” and “Incurred” will have meanings correlative to the foregoing); provided that (1) any Indebtedness of such Person existing at the time such Person becomes a Subsidiary of the Company will be deemed to be Incurred by such Person at the time it becomes a Subsidiary of the Company, (2) neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Indebtedness with the same terms (to the extent provided for when the Indebtedness on which such interest is paid was originally issued) will be considered an Incurrence of Indebtedness, and (3) a change in GAAP or the application thereof that results in an obligation of such Person that exists at such time, and is not theretofore classified as Indebtedness, becoming Indebtedness shall not be deemed an Incurrence of such Indebtedness.
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(1)    all obligations for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(2)    the maximum amount available to be drawn under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
(3)    all Hedging Obligations;
(4)    all obligations to pay the deferred purchase price of property or services (other than trade accounts incurred in the ordinary course of business and not past due more than 120 days after the date on which such trade account was created);
(5)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse, provided that the amount of such obligation being deemed to be the lesser of the Fair Market Value of such property or the amount of the obligation so secured;

(6)    all Attributable Indebtedness;
(7)    all Disqualified Stock issued by such Person, valued at the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price plus accrued dividends (excluding, in each case, any accrued dividends for any current period not yet payable) and all Preferred Stock issued by a Subsidiary of such Person, valued at the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price plus accrued dividends (excluding, in each case, any accrued dividends for any current period not yet payable);
(8)    all Guarantees of such Person in respect of any of the foregoing;
(9)    all Indebtedness of the types referred to in clauses (1) through (8) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, unless such Person is not liable for such Indebtedness under applicable law or such Indebtedness is expressly made non-recourse to such Person; and
(10)    all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), provided that the amount of such Indebtedness will be the lesser of (A) the Fair Market Value of such asset at such date of determination and (B) the amount of such Indebtedness.
For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock which does not have a fixed repurchase price will be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock, as applicable, as if such Disqualified Stock or Preferred Stock were repurchased on any date on which Indebtedness will be required to be determined pursuant to the Indenture at its Fair Market Value if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock determined in good faith by the Board of Directors of the Company; provided, however, that if such Disqualified Stock or Preferred Stock is not then permitted in accordance with the terms of such Disqualified Stock or Preferred Stock to be redeemed, repaid or repurchased, the redemption, repayment or repurchase price shall be the book value of such Disqualified Stock or Preferred Stock as reflected in the most recent financial statements of such Person.
The amount of any Indebtedness outstanding as of any date will be the outstanding balance at such date of all unconditional obligations as described above (without giving effect to any call premiums in respect thereof) and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation.
The amount of any Indebtedness described in clauses (1) and (2) above will be (i) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.
The amount of any Indebtedness described in clause (3) above will be, in respect of any one or more Hedging Obligations, equal to, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Obligation, (a) for any date on or after the date such Hedging

Obligations have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Obligations, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Obligation.
For purposes of determining any particular amount of Indebtedness, (x) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included, and (y) any Liens granted pursuant to the equal and ratable provisions referred to in Section 4.02 shall not be treated as Indebtedness.
“Indenture” has the meaning ascribed to such term in the recitals hereto.
“Interest Payment Date” means the Stated Maturity of an installment of interest on the Notes.
“Issue Date” means July 22, 2013, the first date that the Notes are issued under the Indenture.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.
“Notes” means the series of Debt Securities titled the 8.5% Senior Notes due 2020 issued under the Indenture by the Company on or after the Issue Date, including any Additional Notes, in accordance with the terms of the Indenture.
“Outstanding” has the meaning ascribed to such term in the Base Indenture and, in addition thereto, shall exclude any such Notes the indebtedness in respect to which has been discharged in accordance with Section 6.1 of the Indenture.
“Permitted Debt” has the meaning ascribed to such term in Section 4.01.
“Permitted Holders” means (i) Sean M. O’Connor and Scott J. Branch or any of their respective spouses or lineal descendants; (ii) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any of the foregoing; (iii) any trust, the beneficiaries of which only include any of the foregoing or their respective spouses or lineal descendants, and (iv) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such “group” and without giving effect to the existence of such group or any other group any one or more of the persons specified in (i), collectively, has beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Company held by such “group.”
“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any Subsidiary issued in exchange for, or the net cash proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any Subsidiary (other than Indebtedness owed to the Company or to any Subsidiary of the Company); provided that:

(1)    the amount of such Permitted Refinancing Indebtedness does not exceed the amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued and unpaid interest thereon and the amount of any premium, tender and defeasance costs necessary to accomplish such refinancing and such reasonable expenses incurred in connection therewith);
(2)    in the case of term Indebtedness, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and
(3)    if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable, taken as a whole, to the holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.
“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
“Place of Payment” means the place or places where the principal of (premium, if any) and interest on the Notes are payable as specified in Section 2.01(e).
“Preferred Stock” means, with respect to any Person, any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions upon liquidation.
“Pro Forma Cost Savings” means, with respect to any period, the reduction in costs that occurred during the period that were (1) directly attributable to an acquisition and calculated on a basis that is consistent with Article 11 of Regulation S-X under the Securities Act as in effect on the date of the Indenture or (2) implemented by the business that was the subject of any such acquisition within one year of the date of the acquisition and that are supportable and quantifiable by the underlying accounting records of such business, as if, in the case of each of clauses (1) and (2), all such reductions in costs had been effected as of the beginning of such period, decreased by any incremental expenses (except to the extent capitalized on the Company’s consolidated balance sheet) incurred or to be incurred for the period in order to achieve such reduction in costs.
“Redemption Date”, when used with respect to any Note to be redeemed, means the date fixed for such redemption by or pursuant to the Indenture.
“Redemption Price”, when used with respect to any Note to be redeemed, means 100% of the Principal Amount thereof plus accrued and unpaid interest to, but not including, the Redemption Date.
“Regular Record Date” for the interest payable on the Notes on any Interest Payment Date means the date specified in such Note and in Section 2.01(d).

“Securitization Transaction” means, with respect to any Person, any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of such Person.
“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1‑02 of Regulation S‑X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Indenture.
“Stated Maturity” when used with respect to the Notes or any installment of Principal thereof or of interest thereon, means the date specified in such Notes as the fixed date on which the Principal of such Notes, or such installment of interest, is due and payable.
“Subsidiary” means, with respect to any Person:
(1)    a corporation a majority of whose Voting Stock is at the time owned or controlled, directly or indirectly, by such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof; and
(2)    any other Person (other than a corporation), including, without limitation, a partnership, limited liability company, business trust or joint venture, in which such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other Person performing similar functions).
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward and futures commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement published by the Foreign Exchange Committee or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on a balance sheet under GAAP.

“Trustee” means the party named as the “Trustee” in the first paragraph of this Supplement No. 1 until a successor replaces it pursuant to the applicable provisions of the Indenture and thereafter “Trustee” shall mean or include each Person who is then a Trustee hereunder.
“Underwriting Agreement” has the meaning ascribed to such term in Section 2.01 hereof.
“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two business days prior to such determination.
“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is ordinarily entitled to vote in the election of the Board of Directors of such Person.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:
(1)    the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by
(2)    the then outstanding principal amount of such Indebtedness.
ARTICLE 2
8.5% Senior Notes Due 2020
Section 2.01.    Designation; Terms.
(a)There are hereby authorized to be issued, and shall be issued under the Indenture, Debt Securities in an initial aggregate Principal Amount of $40,000,000 (plus an additional initial aggregate Principal Amount of up to $6,000,000 if the underwriters of the Notes exercise the overallotment option granted to them in that certain Underwriting Agreement dated as of July 15, 2013 between the Company and Sterne, Agee & Leach, Inc., as representative of the underwriters (the “Underwriting Agreement”)), which shall bear the title of “8.5% Senior Notes due 2020”. Such Notes shall constitute a series of Senior Debt Securities under the Indenture. The Stated Maturity of the Notes shall be July 30, 2020. The Notes shall be issued in minimum denominations of $25.00 Principal Amount and integral multiples thereof. The Company hereby requests that the Trustee record the amount of the Notes in the Trustee’s records initially as 1.6 million units each in denominations of $25.00 Principal Amount (plus up to an additional 240,000 units each in denominations of $25.00 Principal Amount if the underwriters of the Notes exercise the overallotment option granted to them in the Underwriting Agreement).

(b)The aggregate principal amount of the Notes that may be authenticated and delivered under the Indenture is unlimited. Without notice to, or the consent of, any Holders of the Notes, but subject to compliance with Section 4.01 hereof, additional Notes (“Additional Notes”) may be created and issued from time to time by the Company ranking pari passu with and having the same terms as the Notes issued on the Issue Date (except any Additional Notes may have a different date of issue, a different initial interest accrual date and a different first Interest Payment Date) and shall be considered the same class and series of Debt Securities as the Notes issued on the Issue Date for all purposes under the Indenture.
(c)The Notes are to be issued in the form of a Global Security. The beneficial owners of interests in such Global Security may not exchange such interests for Debt Securities of such series other than in the manner provided in Section 2.12 of the Base Indenture. The Depositary for the Notes shall be The Depository Trust Company, New York, New York, or any successor thereto registered as a clearing agency pursuant to the provisions of Section 17A of the Exchange Act, or other applicable statute or regulation (the “Depository”). If individual certificates of the Notes are issued under the conditions specified in Section 2.12 of the Base Indenture, individual certificates will be issued in denominations of $25 Principal Amount or any integral multiple thereof.
(d)The Notes shall bear interest at the rate of 8.5% per annum, and such interest shall accrue from the most recent Interest Payment Date to which interest has been paid or duly provided for, or if no interest has been paid or duly provided for, from July 22, 2013. The Interest Payment Dates for the Notes shall be January 30, April 30, July 30 and October 30 in each year commencing October 30, 2013, and the Regular Record Date for the interest payable on any Interest Payment Date shall be the January 15, April 15, July 15 and October 15, respectively, immediately preceding such Interest Payment Date (whether or not a Business Day). The amount of interest payable for any period shall be computed on the basis of twelve 30-day months and a 360-day year; provided that the amount of interest payable for any period shorter than a full quarterly interest period shall be computed on the basis of the number of days elapsed in a 90-day quarter of three 30-day months.
(e)The principal of, premium, if any, and interest on the Notes shall be payable at the Corporate Trust Office of the Trustee located in the City of New York, New York; provided, however, that interest may be payable at the option of the Company by check mailed to the address of the Person entitled thereto as such address shall appear on the Note register on the Regular Record Date for such interest payment.
(f)Subject to the provisions set forth in Section 5.2 of the Base Indenture, the Notes are subject to redemption in whole or in part, at any time on and after July 30, 2016 at the option and direction of the Company at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to, but not including, the Redemption Date.
(g)The Notes shall not be subject to any sinking fund.
(h)The Notes shall be repurchased at the option of Holders in accordance with Section 4.04 upon a Change of Control at a price of 101% of the principal amount of the Notes, plus accrued and unpaid interest to the date of repurchase.

(i)The Notes and the Trustee’s Certificate of Authentication to be borne thereby shall be substantially in the form set forth in Appendix A hereto, with such appropriate variations, omissions and insertions as are permitted or required by the Indenture. The terms of the Notes set forth in such form are incorporated herein by reference. No Note shall be entitled to any benefit under the Indenture or be valid or obligatory for any purpose, unless there appears on such Note a certificate of authentication substantially in the form provided for herein executed by the Trustee by manual signature, and such certificate upon any Note shall be conclusive evidence, and the only evidence, that such Note has been duly authenticated and delivered hereunder.
(j)Unless otherwise provided in the form of Note, all Notes shall be dated the date of their authentication.
(k)Interest which is payable, and is punctually paid or duly provided for, on any Interest Payment Date, on any Note, shall unless otherwise provided in such Note be paid to the Person in whose name the Note is registered at the close of business on the Regular Record Date for such interest.
ARTICLE 3
Redemption of Notes
Section 3.01.    Optional Redemption. On or after July 30, 2016, the Company may at its option redeem and pay before Stated Maturity all or any part of the Notes at a Redemption Price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to, but not including, the Redemption Date. Notes may be redeemed in part in minimum denominations of $25.00 or any integral multiples of $25.00 in excess thereof. Redemption of the Notes shall be made in accordance with the terms of Article V of the Base Indenture which are not inconsistent with the terms of this Article 4 and the form of Notes attached hereto.
ARTICLE 4
Additional Covenants of the Company
In addition to the covenants set forth in Article IV of the Base Indenture, the following covenants shall apply only to the Notes:
Section 4.01.    Limitation on Indebtedness.
(a)The Company shall not, and shall not permit any Subsidiary to, Incur any Indebtedness; provided, however, that the Company or any Subsidiary may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Consolidated Interest Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred would be at least 2.0 to 1.
(b)Notwithstanding the foregoing, the Company and its Subsidiaries may Incur any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)the Incurrence by the Company or any of its Subsidiaries of Indebtedness under Credit Facilities in an aggregate principal amount at any one time outstanding pursuant to this clause (1) not to exceed $500.0 million;
(2)the Incurrence of Existing Indebtedness;
(3)the Incurrence of Indebtedness represented by the Notes issued on the Issue Date and any Additional Notes issued as a result of the exercise by the underwriters of their right to purchase up to $6 million aggregate Principal Amount of Notes under the Underwriting Agreement within 30 days of the date of the prospectus supplement;
(4)the Incurrence by the Company or any of its Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Subsidiary (including any reasonably related fees or expenses Incurred in connection with such acquisition, construction or improvement), in an aggregate amount, including all Permitted Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (4), not to exceed $10.0 million at any time outstanding;
(5)the Incurrence by the Company or any of its Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net cash proceeds of which are used to refund, refinance or replace Indebtedness that was permitted by Section 4.01(a) or clauses (2), (3), (4), (5), (14) or (15) of this Section 4.01(b);
(6)the Incurrence by the Company or any of its Subsidiaries of Indebtedness owing to and held by the Company or any other Subsidiary; provided, however, that any event that results in any such Indebtedness being held by a Person other than the Company or a Subsidiary of the Company (except for any pledge of such Indebtedness until the pledgee commences actions to foreclose on such Indebtedness) will be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be, that was not permitted by this clause (6);
(7)Indebtedness of the Company or any of its Subsidiaries consisting of a Guarantee of, or a Lien securing, Indebtedness of the Company or a Subsidiary that was permitted to be Incurred by another provision of this Section 4.01;
(8)the Incurrence by the Company or any of its Subsidiaries of any Hedging Obligation that is Incurred in the ordinary course of business for the purpose of managing risks and returns associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by the Company or such Subsidiary, or changes in the value of securities issued by the Company or such Subsidiary, and not for speculative purposes;
(9)the Incurrence by the Company or any of its Subsidiaries of Indebtedness arising from agreements providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any Subsidiary pursuant to such agreements, in any case Incurred in connection with the acquisition or disposition of any business, or assets or Capital Stock of a Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, or assets or Capital Stock of a Subsidiary for the purpose of financing such acquisition), so long as, in the case of any disposition, the amount does not exceed the gross proceeds actually received by the Company or any Subsidiary, including the Fair Market Value of non-cash proceeds;
(10)the Incurrence by the Company or any of its Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within seven Business Days of its Incurrence;
(11)the Incurrence by the Company or any of its Subsidiaries of Indebtedness constituting reimbursement obligations with respect to letters of credit issued for their account in the ordinary course of business with respect to trade payables relating to the purchase of property by such Persons and (b) other letters of credit, surety, performance, appeal or similar bonds, banker’s acceptances, completion guarantees or similar instruments issued in the ordinary course of business of the Company or any Subsidiary, including letters of credit or similar instruments pursuant to self-insurance and workers’ compensation obligations; provided that, upon the drawing of such letters of credit or the Incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or Incurrence; provided, further, that with respect to clauses (a) and (b) above, such Indebtedness is not in connection with the borrowing of money or the obtaining of advances;
(12)the Incurrence by the Company or any of its Subsidiaries of Indebtedness to the extent the net cash proceeds thereof are promptly deposited to defease or to satisfy and discharge the Notes pursuant to Article Eight herein;
(13)Indebtedness represented by repurchase transactions with respect to commodities entered into by any Subsidiary of the Company in the ordinary course of business with non-Affiliates so long as (a) the obligations of the counterparty are valid, enforceable and in full force and effect and (b) the aggregate amount of Indebtedness outstanding under all such repurchase transactions shall not exceed $150.0 million;
(14)Indebtedness Incurred and outstanding on or prior to the date on which such Person was acquired by the Company or any Subsidiary or assumed by the Company or any Subsidiary at the time of acquisition of all or any portion of the assets (or any business or product line) of another Person (other than Indebtedness Incurred in contemplation of or in connection with or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Subsidiary or was acquired by the Company); provided, however, that the aggregate principal amount of all the Indebtedness Incurred and then outstanding pursuant to this clause (14), including all Permitted Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (14) and then outstanding, does not exceed $25.0 million; or

(15)the Incurrence by the Company or any of its Subsidiaries of additional Indebtedness in an aggregate amount at any one time outstanding, including all Permitted Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (15), not to exceed $25.0 million.
(c)For purposes of determining compliance with this covenant, in the event that any proposed Indebtedness meets the criteria of more than one of the categories described in clauses (1) through (15) of Section 4.01(b), or is entitled to be Incurred pursuant to Section 4.01(a), the Company shall be permitted to classify, and may later reclassify, such item of Indebtedness or a part thereof in any manner that complies with this covenant. Notwithstanding the foregoing, Indebtedness under the Existing Credit Agreements outstanding on the Issue Date will be deemed to have been Incurred on such date in reliance on the exception provided by clause (1) of Section 4.01(b) above.
(d)For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. Dollar Equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred (or first committed, in the case of revolving credit debt); provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced plus the related costs and fees of such refinancing.
(e)The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.
(f)If obligations in respect of letters of credit are Incurred pursuant to the Credit Facility and are being treated as Incurred pursuant to clause (1) of Section 4.01(b) and the letters of credit relate to other Indebtedness, then such other Indebtedness shall be deemed not Incurred.
Section 4.02.    Limitation on Liens on Assets Securing Company Debt Securities. The Company shall not create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind upon the property or assets of the Company or any Subsidiary, now owned or hereafter acquired, securing any Company Debt Securities unless all payments due under the Indenture and the Notes are secured by a Lien on such property or assets on an equal and ratable basis with the Company Debt Securities so secured (or, in the case of Company Debt Securities subordinated to the Notes, senior in priority thereto, with the same relative priority as the Notes will have with respect to such subordinated Company Debt Securities) until such time as such Company Debt Securities are no longer secured by a Lien.
Section 4.03.    Limitation on Subsidiary Guarantees of Company Debt Securities. The Company shall not permit any Subsidiary, directly or indirectly, to Guarantee any Company Debt

Securities unless such Subsidiary executes and delivers to the Trustee a supplemental indenture providing for the Guarantee of the Notes by such Subsidiary, which Guarantee of the Notes will rank equally in right of payment with such Subsidiary’s Guarantee of the Company Debt Securities (unless the Company Debt Securities are subordinated in right of payment to the Notes, in which case the Guarantee of the Company Debt Securities shall be subordinated to the Guarantee of the Notes to the same extent as the Company Debt Securities are subordinated to the Notes). Any Guarantee of the Notes will be automatically released when the Company Debt Securities are no longer outstanding or the Guarantee of the Company Debt Securities is released or terminated, in each case, other than as a result of a payment thereon by the Subsidiary.
Section 4.04.    Repurchase of Notes at the Option of Holders upon a Change of Control.
(a)Upon the occurrence of a Change of Control, unless the Company has previously or concurrently exercised its right to redeem all of the Notes pursuant to Section 3.01 hereof, the Company shall be obligated to make an offer (a “Change of Control Offer”), and shall offer a payment (a “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest on the Notes repurchased, to the date of settlement (the “Change of Control Settlement Date”), subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the Change of Control Settlement Date.
(b)Within 30 days following any Change of Control, unless the Company has previously or concurrently exercised its right to redeem all of the Notes pursuant to Section 3.01, the Company shall send, by first class mail, a notice to each holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. The notice to the Holders shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Change of Control Offer. Such notice shall state:
(1)a description of the transaction or transactions that constitute the Change of Control;
(2)that the Change of Control Offer is being made pursuant to this Section 4.04 and that all Notes properly tendered and not withdrawn prior to the expiration date specified in the notice shall be accepted for payment;
(3)the purchase price (including the amount of accrued interest) and the Change of Control Settlement Date, which shall be a Business Day that is not earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law;
(4)that any Note not tendered shall continue to accrue interest;
(5)that, unless the Company defaults in making payment therefor, any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;
(6)that Holders electing to have a Note purchased pursuant to a Change of Control Offer shall be required to surrender the Note, with the form entitled “Option of

Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Settlement Date;
(7)that Holders shall be entitled to withdraw their election if the Paying Agent receives, not later than the third Business Day prior to the Change of Control Settlement Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the Principal Amount of the Notes the Holder delivered for purchase and a statement that such Holder is withdrawing its election to have such Note purchased;
(8)that Holders whose Notes are purchased only in part shall be issued new Notes in a Principal Amount equal to the unpurchased portion of the Notes surrendered; and
(9)that the Change of Control is subject to certain conditions if applicable, and the Change of Control Offer is revocable in the event such conditions are not met.
(c)The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.04, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.04 by virtue of such conflict.
(d)Promptly following the expiration of the Change of Control Offer, the Company shall, to the extent lawful, accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer. Promptly after such acceptance, the Company shall on the Change of Control Settlement Date:
(1)deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and
(2)deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate Principal Amount of Notes or portions of Notes being purchased by the Company and an Opinion of Counsel.
(e)On the Change of Control Settlement Date, the Paying Agent will mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes (or, if all the Notes are then in the form of a Global Security, make such payment through the facilities of the Depository), and the Trustee will authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, however, that each new Note will be in a principal amount of $25.00 or an integral multiple thereof. The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Settlement Date.
(f)This Section 4.04 will be applicable whether or not any other provisions of the Indenture are applicable.

(g)Notwithstanding the foregoing, the Company shall not be required to make a Change of Control Offer upon a Change of Control if (1) a third party (including one of the Company’s Subsidiaries) makes the Change of Control Offer in the manner, at the time and otherwise in compliance with this Section 4.04 applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer or (2) notice of redemption of all outstanding Notes has been given pursuant to Article 3 of this Supplement No. 1 and Article V of the Base Indenture, unless and until there is a default in payment of the applicable Redemption Price.
(h)Notwithstanding the foregoing, a Change of Control Offer by the Company or a third party may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.
ARTICLE 5
Remedies Upon Event Of Default
Section 5.01.    Events of Default. The terms “Event of Default” and “Events of Default” as defined in Section 7.1 of the Base Indenture are amended and restated with respect to the Notes only to mean, wherever used herein or in the Base Indenture, any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):
(a)default in the payment of any installment of interest upon the Notes as and when the same shall become due and payable, and continuance of such default for a period of 30 days;
(b)default in the payment of the principal of and premium, if any, on any Note as and when the same shall become due and payable either at maturity, upon redemption, by declaration of acceleration or otherwise;
(c)failure on the part of the Company to observe or perform any of the covenants, warranties or agreements in respect of the Notes in the Indenture (other than a covenant, warranty or agreement a default in whose performance or whose breach is specifically dealt with elsewhere in this Section 7.1) and such failure continues for a period of 60 days after the date on which written notice of such failure, specifying such failure and requiring the same to be remedied, shall have been given by registered mail to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate Principal Amount of the Notes Outstanding;
(d)a decree or order by a court having jurisdiction in the premises shall have been entered adjudging the Company or any Significant Subsidiary of the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization of the Company or any Significant Subsidiary of the Company under any Bankruptcy Law, and such decree or order shall have continued undischarged and unstayed for a period of 90 days; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver or liquidator or trustee or assignee or other similar official in bankruptcy or insolvency of the Company or any Significant Subsidiary of the Company or of all or substantially all of its property, or for the winding up or liquidation of its affairs, shall have been entered, and such decree or order shall have continued undischarged and unstayed for a period of 90 days;
(e)the Company or any Significant Subsidiary of the Company shall institute proceedings to be adjudicated a voluntary bankrupt, or shall consent to the filing of a bankruptcy proceeding against it, or shall file a petition or answer or consent seeking an arrangement or a reorganization under any Bankruptcy Law, or shall consent to the filing of any such petition, or shall consent to the appointment of a receiver or liquidator or trustee or assignee or other similar official in bankruptcy or insolvency of it or of all or substantially all of its property, or shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due;
(f)if any event of default as defined in any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any Indebtedness of the Company or any Significant Subsidiary of the Company, whether such Indebtedness now exists or is hereafter created or incurred, happens and consists of default in the payment of more than $25,000,000 in principal amount of such Indebtedness at the maturity thereof, after giving effect to any applicable grace period, or results in such Indebtedness in principal amount in excess of $25,000,000 becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and such default is not cured or such acceleration is not rescinded or annulled within a period of 60 days after the date on which written notice of such failure, specifying such failure and requiring the same to be remedied, shall have been given by registered mail to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes Outstanding; or
(g)the failure by the Company or any Significant Subsidiary of the Company within 60 days to pay, bond or otherwise discharge any uninsured judgment or court order for the payment of money in excess of $25,000,000, which is not stayed on appeal or is not otherwise being appropriately contested in good faith.
Section 5.02.    Unconditional Right of Holders to Receive Principal, Premium and Interest. Notwithstanding any other provision in the Indenture, the Holder of any Note shall have the rights, which are absolute and unconditional, to receive payment of the Principal of, premium, if any, and (subject to Section 2.01(k)) interest on such Note on the respective Stated Maturities expressed in such Note (or in the case of redemption or repayment, on the date for redemption or repayment, as the case may be) and to institute suit for the enforcement of any such payment, and such rights shall not be impaired without the consent of such Holder.
Section 5.03.    Except as provided above in Section 5.01, all other provisions of Article VIII of the Base Indenture shall remain in full force and effect as applicable to the Notes.

ARTICLE 6
Action by Holders
Section 6.01.    Action by Holders.
(a)Any request, demand, authorization, direction, notice, consent, waiver or other action provided by the Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Company. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of the Indenture and conclusive in favor of the Trustee and the Company, if made in the manner provided in Section 8.1 of the Base Indenture.
(b)The ownership of Notes shall be proved by the register.
(c)If the Company shall solicit from the Holders any request, demand, authorization, direction, notice, consent, waiver or other Act, the Company may, at its option, by or pursuant to a Board Resolution, fix in advance a record date for the determination of Holders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other Act, but the Company shall have no obligation to do so. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other Act may be given before or after such record date, but only the Holders of record at the close of business on such record date shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of Outstanding Notes have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and for that purpose the Outstanding Notes shall be computed as of such record date; provided that no such authorization, agreement or consent by the Holders on such record date shall be deemed effective unless it shall become effective pursuant to the provisions of the Indenture not later than six months after the record date.
ARTICLE 7
Consolidation, Merger, Sale And Conveyance
With respect to the Notes only, Article X of the Base Indenture is amended and restated as follows:
“Section 10.1.    Company May Consolidate, etc., on Certain Terms. Nothing contained in the Indenture or in any of the Notes shall prevent any consolidation or merger of the Company with or into any other Person (whether or not affiliated with the Company), or successive consolidations or mergers in which the Company or its successor or successors shall be a party or parties, or shall prevent any sale, conveyance or lease of all or substantially all of the property of the Company to any other Person (whether or not affiliated with the Company) authorized to acquire and operate the same; provided, however, and the Company hereby covenants and agrees, that any such consolidation, merger, sale, conveyance or lease shall be upon the condition that (a) immediately after such consolidation, merger, sale, conveyance or lease the Person (whether the Company or such other Person) formed by or surviving any such consolidation or merger, or to which such sale, conveyance or lease shall have been made, shall not be in default in the performance or observance of any of the terms, covenants and conditions of the Indenture to be kept or performed by the Company; (b) the Person (if other than the Company) formed by or surviving any such consolidation or merger or to which such sale, conveyance or lease shall have been made, shall be a Person organized under the laws of the United States of America or any state thereof; and (c) the due and punctual payment of the Principal of and premium, if any, and interest on all of the Notes and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed or observed by the Company, shall be expressly assumed, by supplemental indenture satisfactory in form to the Trustee, executed and delivered to the Trustee by the Person (if other than the Company) formed by such consolidation, or into which the Company shall have been merged, or by the Person which shall have acquired or leased such property.
Section 10.2.    Successor Entity to be Substituted. In case of any such consolidation, merger, sale, conveyance or lease and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the due and punctual payment of the Principal of and premium, if any, and interest on all of the Notes and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to performed or observed by the Company, such successor Person shall succeed to and be substituted for the Company, with the same effect as if it had been named herein as the party of the first part, and (except in the event of a conveyance by way of lease) the predecessor Person shall be relieved of any further obligation under the Indenture and the Notes.
In case of any such consolidation, merger, sale, conveyance or lease such changes in phraseology and form (but not in substance) may be made in the Notes thereafter to be issued as may be appropriate.
Section 10.3.    Opinion of Counsel to Be Given to Trustee. The Trustee, subject to Section 11.1 of the Base Indenture, shall receive an Officer’s Certificate and Opinion of Counsel as conclusive evidence that any such consolidation, merger, sale conveyance or lease and any such assumption complies with the provisions of this Article Ten and that all conditions precedent herein provided relating to such transactions have been complied with.”
ARTICLE 8
Satisfaction, Discharge And Defeasance Of Indenture
With respect to the Notes only, Article VI of the Base Indenture is amended and restated as follows:
Section 6.1.    Satisfaction, Discharge and Legal Defeasance of the Notes. The Company shall be deemed to have paid and discharged the entire indebtedness on all the Notes, the provisions of the Indenture (except as to (x) the rights of Holders of Notes to receive, from the money and U.S. Government Obligations deposited with the Trustee pursuant to Section 6.2(a) or the interest and principal received by the Trustee in respect of such U.S. Government Obligations, payment of the principal of (and premium, if any) and any interest on such Notes on the Stated Maturities thereof or upon the Redemption Dates for Notes required to be redeemed pursuant to any call for redemption relating to the Notes, (y) the Company’s rights and obligations with respect to such Notes under Sections 2.6, 2.10, 2.12, 4.1, 4.2, 4.3, 4.4, 4.8, Article VI, 11.2, 11.6 and 11.7 of the Indenture, and (z) the rights, powers, trusts, duties and immunities of the Trustee with respect to the Notes) as it relates to such Notes shall no longer be in effect, and the Trustee, at the expense of the Company, shall, upon Company Request, execute proper instruments acknowledging the same if:
(a)(1)     all Notes therefore authenticated and delivered (other than (A) Notes which have been destroyed, lost or stolen and which have been replaced or paid as provided in Section 2.9 of the Base Indenture and (B) Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust, as provided in Sections 6.3 and 6.4) have been delivered to the Trustee for cancellation;
(2)the Company has paid or caused to be paid in the currency required all other sums payable under the Indenture in respect of the Notes, including all amounts owing to the Trustee under Section 11.2 of the Base Indenture; and
(3)the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel each stating that all conditions precedent herein provided for relating to the satisfaction of the entire indebtedness of all Notes and the discharge of the Indenture as it relates to such Notes have been complied with; or
(b)(1)    all such Notes not theretofore delivered to the Trustee for cancellation (A) have become due and payable, or (B) will become due and payable at their Stated Maturity within one year, or (C) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense of the Company;
(2)the condition described in paragraph (a) of Section 6.2 has been satisfied; and
(3)the conditions described in paragraphs (a)(2) and (a)(3) of this Section 6.1 have been satisfied; or
(c)(1)    the conditions referred to in Section 6.2 and paragraph (a)(2) of this Section 6.1 have been satisfied; and
(2)the Company has delivered to the Trustee an opinion of a nationally-recognized independent tax counsel confirming that the Company shall have received from, or there shall have been published by, the United States Internal Revenue Service a ruling or since the date of the Indenture there has been a change in the applicable Federal income tax law, in either case, to the effect that, and based thereon such opinion of counsel will confirm that, Holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and the defeasance contemplated by this paragraph (c) of this Section 6.1 and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.
Section 6.2.    Covenant Defeasance of the Notes. The provisions of the Indenture (except as to (x) the rights of Holders of Notes of any series to receive, from the money and U.S Government Obligations deposited with the Trustee pursuant to paragraph (a) below or the interest and principal received by the Trustee in respect of such U.S Government Obligations, payment of the principal of (and premium, if any) and any interest on such Notes on the Stated Maturities thereof or upon the Redemption Dates for Notes required to be redeemed pursuant to any call for redemption relating to the Notes, (y) the Company’s rights and obligations with respect to such Notes under Sections 2.6, 2.10, 2.12, 4.1, 4.2, 4.3, 4.4, 4.8, Article VI, 11.2, 11.6 and 11.7 of the Indenture and Article VII (other than subsection (c) of the definition of Events of Default, to the extent relating to the covenants defeased hereby) of the Indenture and (z) the rights, powers, trusts, duties and immunities of the Trustee with respect to the Notes) as it relates to the Notes shall no longer be in effect, and the Trustee, at the expense of the Company shall, upon Company Request, execute proper instruments acknowledging the same if:
(a)the Company has irrevocably (subject to Section 6.4) deposited or caused to be deposited with the Trustee as trust funds in trust and specifically pledged as security for, and dedicated solely to, the benefit of the Holders of the Notes (1) Dollars in an amount, or (2) U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide on or before the due date of any payment in respect of the Notes funds in an amount, or (3) a combination thereof, sufficient, after payment of all Federal, state and local taxes in respect thereof payable by the Trustee, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, which opinion need only be provided if U.S. Government Obligations shall have been deposited, to pay and discharge the principal of (and premium, if any) and each installment of principal (and premium, if any) and interest on the Notes Outstanding of that series to the Stated Maturity of such principal or interest or to the Redemption Dates for Notes required to be redeemed pursuant to any mandatory sinking fund or analogous provisions relating to the Notes or pursuant to any call for redemption relating to the Notes on each day on which such payments are due and payable in accordance with the terms of the Indenture and such Notes;
(b)no Event of Default or event which with notice or lapse of time would become an Event of Default shall have occurred and be continuing on the date of the deposit referred to in paragraph (a) of this Section 6.2 or, insofar as an Event of Default described in paragraph (d) or (e) of the definition thereof are concerned, at any time during the period ending on the 91st day after the date of such deposit or, if longer, ending on the day following the expiration date of the longest preference period applicable to the Company in respect of the deposit (and this condition will not be deemed satisfied until the expiration of such period; provided, however, that should this condition fail to be satisfied on or before such ninety-first day, the Trustee shall promptly, upon satisfactory receipt of evidence of such failure, return such deposit to the Company);

(c)the interest of the Holders in such deposit shall have been duly perfected under the applicable provisions of the Uniform Commercial Code;
(d)such defeasance shall not (A) cause the Trustee to have a conflicting interest as defined in Section 11.4 of the Base Indenture or for purposes of the Trust Indenture Act with respect to any securities of the Company or (B) result in the trust arising from such deposit to constitute, unless it is qualified as, a regulated investment company under the Investment Company Act of 1940, as amended;
(e)such defeasance shall not result in a breach or violation of, or constitute a default under, the Indenture or any other agreement or instrument to which the Company is a party or by which it is bound;
(f)the Company has delivered to the Trustee an Opinion of Counsel of a nationally-recognized independent tax counsel confirming that the Holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and the defeasance contemplated by this Section 6.2 and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; and
(g)the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the defeasance contemplated by this Section have been complied with.
Section 6.3.    Application of Trust Funds; Indemnification.
(a)Subject to the provisions of Section 6.4, all money and U.S. Government Obligations deposited with the Trustee pursuant to Section 6.1 or 6.2 and all money received by the Trustee in respect of U.S. Government Obligations deposited with the Trustee, shall be held in trust and applied by it, in accordance with the provisions of the Notes and the Indenture, to the payment, either directly or through any paying agent (including the Company acting as its own paying agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money and U.S. Government Obligations have been deposited with or received by the Trustee as contemplated by Section 6.1 or 6.2.
(b)The Company shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against U.S. Government Obligations deposited pursuant to Section 6.1 or 6.2 or the interest and principal received in respect of such obligations, other than any such tax, fee or other charge payable by or on behalf of Holders. The Company shall be entitled to prompt notice of an assessment or the commencement of any proceeding for which indemnification may be sought hereunder and, at its election, to contest such assessment or to participate in, assume the defense of, or settle such proceeding.
(c)The Trustee shall deliver or pay to the Company from time to time upon Company Request any U.S. Government Obligations or money held by it as provided in Section 6.1 or 6.2 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, which opinion need only be provided if U.S. Government Obligations shall have been deposited, are then in excess of the amount thereof which then would have been required to be deposited for the purpose for which such obligations or money were deposited or received.
Section 6.4.    Return of Unclaimed Moneys. Any moneys deposited with or paid to the Trustee or any paying agent for payment of the principal of and premium, if any, or interest on the Notes and not applied but remaining unclaimed by the Holders of Notes for two years after the date upon which the principal of and premium, if any, or interest on such Notes, as the case may be, shall have become due and payable, shall be repaid to the Company by the Trustee or such paying agent on Company Request; and the Holder of any of the Notes entitled to receive such payment shall thereafter look only to the Company for any payment thereof and all liability of the Trustee or such paying agent with respect to such moneys shall thereupon cease.
Section 6.5.    Reinstatement. If the Trustee is unable to apply any money or U.S. Government Obligations in accordance with Sections 6.1 or 6.2 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s obligations under the Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Sections 6.1 or 6.2 until such time as the Trustee is permitted to apply all such money or U.S. Government Obligations in accordance with Sections 6.1 or 6.2; provided that, if the Company has made any payment of principal of or interest on the Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee.
ARTICLE 9
Supplemental Indentures
Section 9.01. With respect to the Notes only, Section 12.1 of the Base Indenture is hereby amended as follows:
(1) Clause (a) of Section 12.1 of the Base Indenture is amended and restated to read as follows:
“(a)    to add to the covenants applicable to the Company such further covenants, restrictions, conditions or provisions as the Company’s Board of Directors shall consider to be for the protection of the Holders of Notes, and to make the occurrence, or the occurrence and continuance, of a default in any of such additional covenants, restrictions, conditions or provisions a default or Event of Default with respect to the Notes permitting the enforcement of all or any of the several remedies provided in the Indenture; provided, however, that in respect of any such additional covenant, restriction or condition, such supplemental indenture may provide for a particular period of grace after default (which period may be shorter or longer than that allowed in the case of other defaults) or may provide for an immediate enforcement upon such default or may limit the remedies available upon such default;”
(2) Clause (c) of Section 12.1 of the Base Indenture is amended and restated to read as follows:

“(c)    to make other provisions in regard to matters or questions arising under the Indenture as shall not adversely affect the interests of the Holders and to make any change that would provide additional rights or benefits to the Holders of any or all series or that does not adversely affect the legal rights under the Indenture of any such Holder;”
Section 9.02.    With respect to the Notes only, the first paragraph of Section 12.2 of the Base Indenture is here amended and restated to read as follows:
“Section 12.2 Amendments with Consent of Holders. With the consent (evidenced as provided in Section 8.01) of the Holders of at least a majority in aggregate Principal Amount of the Notes at the time Outstanding, the Company, when authorized by a resolution of its Board of Directors, may from time to time and at any time enter into an indenture or supplemental indentures with the Trustee for the purpose of adding any provision to or changing in any manner or eliminating any of the provisions of this Indenture or of any supplemental indenture or of modifying in any manner the right of the Holders of such Notes; provided, however, without the consent of the Holders of all Notes Outstanding, no such supplemental indenture shall:
(1)    change the Stated Maturity of the Principal of, or any premium or installment of interest on, any Note;
(2)    reduce the Principal Amount of, or the rate, or modify the calculation of such rate, of interest on, or any premium payable upon the redemption of, any Note;
(3)     reduce the Principal Amount of an original issue discount security that would be due and payable upon a declaration of acceleration of the maturity thereof or the amount thereof provable in bankruptcy;
(4)     change the redemption provisions of any Note or adversely affect the right of repayment at the option of any Holder of any Note;
(5)     change the place of payment or the coin or currency in which the Principal of, any premium or interest on any Note is payable;
(6)     impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity of any Note or, in the case of redemption, on or after the Redemption Date or, in the case of repayment at the option of any Holder, on or after the repayment date;
(7)    modify any of the provisions of the Indenture relating to the offices for notices and payments, filling vacancies in the Trustee’s office, and Paying Agent provisions in a manner adverse to Holders of the Notes; or
(8)     reduce the percentage of the Notes, the Holders of which are required to consent to:
•any supplemental indenture;
•rescind and annul a declaration that the Notes are due and payable as a result of the occurrence of an Event of Default; and
•waive any past Event of Default under the Indenture and its consequences.

ARTICLE 10
Miscellaneous Provisions
Section 10.01.    Table of Contents, Headings, etc. The table of contents and the titles and headings of the articles and sections of this Supplement No. 1 have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.
Section 10.02.    Execution in Counterparts. This Supplement No. 1 may be executed in any number of counterparts, each of which shall be an original and such counterparts shall together constitute but one and the same instrument.
Section 10.03.    Recitals. The Recitals of the Company preceding Article 1 of this Supplement No. 1 are statements of the Company, and the Trustee has no responsibility for the accuracy or completeness thereof. The Trustee makes no representations as to the validity or sufficiency of this Supplement No. 1. All rights, protections, privileges, indemnities and benefits granted or afforded to the Trustee under the Indenture shall be deemed incorporated herein by this reference and shall be deemed applicable to all actions taken, suffered or omitted by the Trustee under this Supplement No. 1.
Section 10.04.    Supplement. The provisions of this Supplement No. 1 supplement and amend the provisions of the Indenture, which shall apply to this Supplement No. 1 and the Notes. Except as specifically supplemented and amended by this Supplement No. 1, the terms and provisions of the Indenture shall remain in full force and effect.
[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Supplement No. 1 to be executed as of the day and year first above written.
INTL FCSTONE INC.
By: /s/ William J. Dunaway
Name:William J. Dunaway
Title:Chief Financial Officer

THE BANK OF NEW YORK MELLON, as Trustee
By: /s/ Francine Kincaid
Name:Francine Kincaid
Title:Vice President

Signature Page to Indenture Supplement No. 1

APPENDIX A

[FORM OF 8.5% SENIOR NOTE DUE 2020]
THIS NOTE IS A GLOBAL SECURITY REGISTERED IN THE NAME OF THE DEPOSITORY (REFERRED TO HEREIN) OR A NOMINEE THEREOF AND UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR THE INDIVIDUAL NOTES REPRESENTED HEREBY, THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY.
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF THE NOMINEE OF THE DEPOSITORY OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY (AND ANY PAYMENT IS MADE TO THE NOMINEE OF THE DEPOSITORY OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY),
ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, THE NOMINEE OF THE DEPOSITORY, HAS AN INTEREST HEREIN.

INTL FCSTONE INC.
8.5% SENIOR NOTES DUE 2020
No._______________                             $_____________________
CUSIP No.  46116V204                        ISIN No.: US46116V2043
INTL FCStone Inc., a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company”, which term includes any successor Person under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to ________________1, or registered assigns, the Principal sum of ________ United States Dollars (U.S.$______ ) on  July 30, 2020 and to pay interest thereon, from July 22, 2013, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, to but excluding the next Interest Payment Date, quarterly in arrears on each January 30, April 30, July 30 and October 30 of each year, commencing October 30, 2013, at the per annum rate of 8.5%, until the Principal hereof is paid or made available for payment.
The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note is registered at the close of business on the Regular Record Date for such interest, which shall be the January 15, April 15, July 15 and October 15, as the case may be, immediately prior to such Interest Payment Date. Interest will be computed on the basis of a 360‑day year composed of twelve 30‑day months; provided that interest payable for any period shorter than a full quarterly interest period shall be computed on the basis of the number of days elapsed in a 90-day quarter of three 30-day months. If any Interest Payment Date, Redemption Date or the Stated Maturity of this Note is not a Business Day, then payment of interest or Principal shall be made on the next succeeding Business Day with the same force and effect as if made on the date such payment was due, and no interest shall accrue for the period after such date to the date of such payment on the next succeeding Business Day.
Payments of Principal and interest on this Global Security will be made at the Corporate Trust Office of the Trustee in the City of New York, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts. With respect to Global Securities, the Company will make such payments by wire transfer of immediately available funds to the Depository, or its nominee, as registered owner of the Global Securities; provided that in case of payments of Principal, such Global Security is first surrendered to the Paying Agent. With respect to certificated Notes, the Company will make such payments, subject to such surrender in the case of payments of Principal, by wire transfer of immediately available funds to a United States Dollar account maintained in the United States designated by the Person entitled thereto by written instructions furnished to the Company and the Trustee at least ten (10) days prior to the applicable date for payment or if such Person does not so furnish such wire instructions, the Company will make such payments by mailing a check to such Person’s registered address.
_____________________________
1 For Global Security: “Cede & Co., as nominee of The Depository Trust Company”

This Global Security is one of a duly authorized issue of Debt Securities of the Company (which Debt Securities are issuable in series and are herein called the “Debt Securities”) of the series hereinafter specified, all issued and to be issued under an Indenture dated as of July 22, 2013 (the “Base Indenture”), as supplemented by Supplement No. 1 thereto dated as of July 22, 2013 (“Supplement No. 1”), between the Company and The Bank of New York Mellon, as trustee (such Base Indenture, as amended and supplemented by Supplement No. 1, being herein called the “Indenture” and such trustee or its successor as trustee being herein called the “Trustee”), to which Indenture reference is hereby made for a description of the rights and remedies, and limitations of such rights and remedies, of the Holders of the Debt Securities, of the rights, powers, duties and immunities of the Trustee thereunder, and of the rights and obligations of the Company thereunder. This Debt Security is one of the series designated on the face hereof as the “8.5% Senior Notes due 2020” (herein called the “Notes”) of the Company, issued and to be issued under the Indenture and entitled to the benefits of the Indenture. The Notes constitute a series of Debt Securities under the Indenture.
Debt Securities of series in addition to the Notes, unlimited as to aggregate Principal Amount, may be issued as permitted by and in accordance with the provisions of the Indenture.
The Indenture may be modified by the Company and the Trustee without consent of any Holder with respect to certain matters as described in the Indenture. In addition, the Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Debt Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in Principal Amount of the Outstanding Debt Securities of each series to be affected (each such series voting as a single and separate class). The Indenture also contains provisions permitting the Holders of a majority in Principal Amount of the Outstanding Notes, on behalf of the Holders of all Notes, to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall bind such Holder and all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.
As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Note register, upon surrender of this Note for registration of transfer at the office or agency of the Company in any place where the Principal of and interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Note registrar duly executed by the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of this series, of authorized denominations and for the same Stated Maturity and aggregate Principal Amount, will be issued to the designated transferee or transferees.
The Notes are issuable only in registered form without coupons in denominations of $25 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, the Notes are exchangeable for a like aggregate Principal Amount of Debt Securities of this series of a different authorized denomination, as requested by the Holder surrendering the same.

If an Event of Default (as defined in the Indenture) shall have occurred and be continuing with respect to the Notes, the Principal of all the Notes may become or be declared due and payable upon the conditions and in the manner and with the effect provided in the Indenture.
On and after July 30, 2016, the Company may redeem all or, from time to time, part of the outstanding Notes at a Redemption Price equal to 100% of the Principal Amount of the Notes to be redeemed plus accrued and unpaid interest to, but not including, the Redemption Date.
Upon the occurrence of a Change of Control, the Company shall offer to repurchase the Notes at 101% of the Principal Amount of the Notes, plus accrued and unpaid interest to, but not including, the date of repurchase.
The Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes (subject to Section 2.12 of the Base Indenture), whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.
No past, present or future director, Officer, employee, incorporator, agent, Affiliate or shareholder of the Company, as such, shall have any liability for any obligations of the Company under this Note or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder, by accepting a Note, waives and releases all such liabilities. The waiver and release are part of the consideration for the issuance of this Note. The waiver may not be effective to waive liabilities under the federal securities laws.
Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.
All capitalized terms used in this Note without definition which are defined in the Indenture shall have the meanings assigned to them in the Indenture.
[signatures follow]

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.
Dated: ______________________
INTL FCSTONE INC.
By: ___________________________________
Name: _________________________________
Title:     ________________________________________

By: ____________________________________
Name: _________________________________
Title:     ________________________________________

[FORM OF TRUSTEE’S CERTIFICATE OF AUTHENTICATION]
This is one of the Notes described in the within-mentioned Indenture.
THE BANK OF NEW YORK MELLON, as Trustee
By:___________________________________
Authorized Signatory
Dated:    ________________________

ABBREVIATIONS
The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM ─ as tenants in common	UNIF GIFT MIN ACT - _____ Custodian ______
(Cust) (Minor)
TEN ENT ─ as tenants by the entireties
JT TEN ─ as joint tenants with rights of	under Uniform Gifts
survivorship and not as tenants in common	Minors Act __________ (State)
Additional abbreviations may also be used though not on the above list.
FOR VALUE RECEIVED, the undersigned hereby sell(s) and transfer(s) unto (please insert Social Security or other identifying number of assignee)
PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING POSTAL ZIP CODE OF ASSIGNEE
the within Debt Security and all rights thereunder, hereby irrevocably constituting and appointing ___________________________________________________agent to transfer said Debt Security on the books of the Company, with full power of substitution in the premises.
Dated: __________________
NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within instrument in every particular without alteration or enlargement, or any change whatever.
Signature Guarantee: _______________________
SIGNATURE GUARANTEE
Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Debt Security Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Debt Security Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

OPTION OF HOLDER TO ELECT PURCHASE
If you want to elect to have this Note or a part thereof purchased by the Company pursuant to Section 4.04 of Supplement No. 1, state the amount you elect to have purchased (minimum denomination of $25.00 and integral multiples thereof):
$_________________
Date:
Your Signature: ___________________________
(Sign exactly as your name appears on the face of this Note)
Tax Identification No.: ______________________
Signature Guarantee*: ____________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).